Exhibit 3-(i)



               RESTATED ARTICLES OF CONSOLIDATION


                KANSAS CITY POWER & LIGHT COMPANY


                   AS AMENDED OCTOBER 1, 2001



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               RESTATED ARTICLES OF CONSOLIDATION
                               OF
               KANSAS CITY POWER & LIGHT COMPANY

     The following shall constitute the Restated Articles of Consolidation of Kansas City Power & Light Company.

     Kansas City Power & Light Company consolidated with Carroll County Electric Company under the corporate name of Kansas City Power & Light Company. The original Articles of Consolidation were filed with the Secretary of State of Missouri on July 29, 1922. The Restated Articles of Consolidation were originally approved by the Board of Directors on February 7, 1989, and duly adopted by an affirmative vote of the holders of a majority of all outstanding stock entitled to vote at the Annual Meeting of Shareholders held on April 25, 1989.

     The registered office of Kansas City Power & Light Company is located at 1201 Walnut, Kansas City, Missouri 64106; and the name of the registered agent at such address is Jeanie Sell Latz.

     ARTICLE FIRST.  The name of this corporation shall be KANSAS
CITY POWER & LIGHT COMPANY.

     ARTICLE SECOND. The name of the city or town and county in which said corporation is to be located is Kansas City, Jackson County, Missouri, and its registered office shall be 1201 Walnut, Kansas City, Missouri, but it shall have power to transact business anywhere in Missouri, and also in the several States of the United States if and when so desired under the respective laws thereof regarding foreign corporations.

     ARTICLE THIRD. The amount of authorized capital stock of the Company is One Thousand (1,000) shares of Common Stock without par value.

     (a) Dividends. Subject to the limitations in this ARTICLE THIRD set forth, dividends may be paid on the Common Stock out of any funds legally available for the purpose, when and as declared by the Board of Directors.

     (b) Liquidation Rights. In the event of any liquidation or dissolution of the Company, after there shall have been paid to or set aside for the holders of outstanding shares having superior liquidation preferences to Common Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Company available for distribution.

     (c) Voting Rights. Except as set forth in this ARTICLE THIRD or as by statute otherwise mandatory provided, the holders of the Common Stock shall exclusively possess full voting powers for the election of Directors and for all other purposes.

     (d) No Preemptive Rights. No holders of outstanding shares of Common Stock shall have any preemptive right to subscribe for or acquire any shares of stock or any securities of any kind hereafter issued by the Company.

     (e) Consideration for Shares. Subject to applicable law, the shares of the Company, now or hereafter authorized, may be issued for such consideration as may be fixed from time to time by the Board of Directors. Subject to applicable law and to the provisions of this ARTICLE THIRD, shares of the Company issued and thereafter acquired by the Company may be disposed of by the Company for such consideration as may be fixed from time to time by the Board of Directors.

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     (f)  Crediting Consideration to Capital.  The entire
          consideration hereafter received upon the issuance of shares of Common Stock without par value shall be credited to capital, and this requirement may not be eliminated or amended without the affirmative vote of consent of the holders of two-thirds of the outstanding Common Stock.

     ARTICLE FOURTH.  [Deleted]

     ARTICLE FIFTH. The number of Directors which shall constitute the whole Board of Directors shall be fixed by the By-laws of the Company, but shall not be less than three (3). Any changes in the number of Directors shall be reported to the Secretary of State of Missouri within thirty (30) calendar days of such change.

     ARTICLE SIXTH.  That the said corporation, KANSAS CITY
POWER & LIGHT COMPANY, shall continue perpetually.

     ARTICLE SEVENTH.  That the said corporation, KANSAS CITY
POWER & LIGHT COMPANY, is formed for the following purposes:

          The acquisition, construction, maintenance and operation of electric power and heating plant or plants and distribution systems therefor; the purchase of electrical current and of steam and of other heating mediums and forms of energy; distribution and sale thereof; the doing of all things necessary or incident to carrying on the business aforesaid in the State of Missouri and elsewhere, and generally the doing of all other things the law may authorize such a corporation so to do.

     ARTICLE EIGHTH.  [Deleted]

     ARTICLE NINTH. The Board of Directors may make, alter, amend or repeal By-laws of the Company by a majority vote of the whole Board of Directors at any regular meeting of the Board or at any special meeting of the Board if notice thereof has been given in the notice of such special meeting. Nothing in this ARTICLE NINTH shall be construed to limit the power of the shareholders to make, alter, amend or repeal By-laws of the Company at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.

     ARTICLE TENTH. At any meeting of shareholders, a majority of the outstanding shares entitled to vote represented in person or by proxy shall constitute a quorum; provided, that less than such quorum shall have the right successively to adjourn the meeting to a specified date not longer than 90 days after such adjournment, and no notice need be given of such adjournment to shareholders not present at the meeting.

     ARTICLE ELEVENTH. These Restated Articles of Consolidation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri; provided, that in no event shall any such amendment be adopted after the date of the adoption of this ARTICLE ELEVEN without receiving the affirmative vote of at least a majority of the outstanding shares of the Company entitled to vote.

     ARTICLE TWELFTH. In addition to any affirmative vote required by these Restated Articles of Consolidation or By-laws, the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock of the Company entitled to vote shall be required for the approval or authorization of any Business Combination with an Interested Shareholder; provided, however, that such 80% voting requirement shall not be applicable if:

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     (a)  the Business Combination shall have been approved by a majority of the Continuing Directors; or

     (b) the cash or the Fair Market Value of the property, securities or other consideration to be received per share by holders of the Common Stock in such Business Combination is not less than the highest per share price paid by or on behalf of the Interested Shareholder for any shares of Common Stock during the five-year period preceding the announcement of such Business Combination.

     The following definitions shall apply for purposes of this ARTICLE TWELFTH:

     (a) The term "Business Combination" shall mean: (i) any merger or consolidation involving the Company or a subsidiary of the Company with or into an Interested Shareholder; (ii) any sale, lease, exchange, transfer or other disposition (in one transaction or a series) of any Substantial Part of the assets of the Company or a subsidiary of the Company to or with an Interested Shareholder; (iii) the issuance of any securities of the Company or a subsidiary of the Company to an Interested Shareholder other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or stock dividend; (iv) any recapitalization or reclassification or other transaction that would have the effect of increasing the proportionate voting power of an Interested Shareholder; (v) any liquidation, spinoff, splitup or dissolution of the Company proposed by or on behalf of an Interested Shareholder; or (vi) any agreement, contract, arrangement or understanding providing for any of the transactions described in this definition of Business Combination;

     (b) The term "Interested Shareholder" shall mean and include (i) any individual, corporation, partnership or other person or entity which, together with its "Affiliates" or "Associates" (as defined on March 1, 1986, in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) "beneficially owns" (as defined on March 1, 1986, in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) in the aggregate 5% or more of the outstanding shares of the Common Stock of the Company, and (ii) any Affiliate or Associate of any such Interested Shareholder;

     (c) The term "Continuing Director" shall mean any member of the Board of Directors of the Company who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors;

     (d) The term "Fair Market Value" shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities and Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Continuing Directors; and

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     (e)  The term "Substantial Part" shall mean 10% or more of the Fair Market Value of the total assets as reflected on the most recent balance sheet existing at the time the shareholders of the Company would be required to approve or authorize the Business Combination involving the assets constituting any such Substantial Part.

     Notwithstanding ARTICLE ELEVENTH or any other provisions of these Restated Articles of Consolidation or the By-laws of the Company (and not withstanding the fact that a lesser percentage may be specified by law), this ARTICLE TWELFTH may not be altered, amended or repealed except by the affirmative vote of the holders of at least 80% or more of the outstanding shares of Common Stock of the Company entitled to vote.

     ARTICLE THIRTEENTH. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or officer of the Company or is or was an employee of the Company acting within the scope and course of his or her employment or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The Company may in its discretion by action of its Board of Directors provide indemnification to agents of the Company as provided for in this ARTICLE THIRTEENTH. Such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

     (b) Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEENTH shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding the office of Director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its Directors and officers which provide greater indemnification rights than that generally provided by The Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such Director's or officer's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEENTH after the date of approval of this ARTICLE THIRTEENTH by the Company's shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

     (c) Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a Director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a Director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEENTH.

     (d) Amendment. This ARTICLE THIRTEENTH may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (a) the effective date of such amendment or repeal; (b) the expiration date of such person's then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (c) the effective date such person resigns his or her office or terminates his or

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her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

     ARTICLE FOURTEEN. Any act or transaction by or involving the Company that requires for its adoption pursuant to Chapter 351 of the Missouri General and Business Corporation Law or these Restated Articles of Consolidation the approval of the shareholders of the Company shall, pursuant to Section 351.448 of the Missouri General and Business Corporation Law, require, in addition, the approval of the shareholders of Great Plains Energy Incorporated, a Missouri corporation, or any successor thereto by merger, by the same vote as is required pursuant to Chapter 351 of the Missouri General and Business Corporation Law or the Restated Articles of Consolidation of the Company.

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